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                                                                    EXHIBIT 5.1


                               OPINION OF COUNSEL

                                  May 31, 2000

Boca Research, Inc.
1601 Clint Moore Road
Boca Raton, FL 33487

REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Boca Research, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on or about May 25, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 200,000 shares of Boca Research, Inc. Common Stock reserved for issuance under Boca Research, Inc.'s 1996 Non-Employee Director Stock Option Plan (the "Plan"). As Boca Research, Inc.'s legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by Boca Research, Inc. in connection with the sale and issuance of the foregoing shares under the Plan, (collectively, the "Shares").

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable, and no personal liability will attach thereto.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                Very truly yours,

                                /s/ Hutchins, Wheeler & Dittmar
                                    HUTCHINS, WHEELER & DITTMAR,
                                    A Professional Corporation